As filed with the Securities and Exchange Commission on March 1, 2006 — Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED FILMS CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	84-1311581
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

9586 I-25 Frontage Road, Suite 200, Longmont, Colorado 80504
(Address of Principal Executive Offices) (Zip Code)

Applied Films Corporation Long-Term Incentive Plan
(Full Title of the Plan)

Lawrence  D. Firestone, 9586 I-25 Frontage Road, Suite 200, Longmont, Colorado 80504, (303) 774-3246
(Name, address, and telephone number of agent for service)

Copies of Communications to:
Harvey Koning
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	1,200,000 shares(1)	$ 19.26	$ 23,112,000	$ 2,473

(1)	Represents additional shares of Common Stock authorized for issuance under the Applied Films Corporation Long-Term Incentive Plan. This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Applied Films Long-Term Incentive Plan by reason of adjustments to the number of shares covered thereby as described in the Prospectus.

(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $19.26 per share, the average of the high and low sales prices for the Common Stock of Applied Films Corporation in the NASDAQ National Market System on February 28, 2006, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Corporation hereby incorporates by reference in this Registration Statement the following documents filed by the Corporation with the Securities and Exchange Commission:

(a)	The Corporation’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 and the Corporation's Quarterly Report on Form 10-Q for the quarter ended October 1, 2005, and the Corporation's Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed pursuant to Section 13(a) of the Securities Act of 1934;

(b)	All other reports or documents filed by the Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Annual Report on Form 10-K referenced to in (a) above; and

(c)	The description of the Corporation’s Common Stock is contained in the Corporation’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the “Act”) grant the Corporation broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Corporation, provided with respect to conduct in an official capacity with the Corporation, the person acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation, with respect to all other conduct, the person believed the conduct to be at least not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, the person had no reasonable cause to believe his conduct was unlawful. Indemnification is limited to reasonable expenses incurred in connection with the proceeding. No indemnification may be made (i) in connection with a proceeding by or in the right of the Corporation in which the person was adjudged liable to the Corporation; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper personal benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Corporation is required by the Act to indemnify him against reasonable expenses.

The Corporation’s Amended and Restated Articles of Incorporation contain provisions that permit the Corporation to indemnify its officers and directors to the fullest extent permitted by the Colorado Business Corporation Act. The Corporation has indemnification agreements with each of its directors and certain of its officers providing for similar indemnification. In addition to the available indemnification, the Corporation’s Amended and Restated Articles of Incorporation limits the personal liability of the members of its Board of Directors, subject to certain exceptions, for monetary damages with respect to claims by the Corporation or its stockholders.

The Corporation’s Amended and Restated Bylaws provide that the Corporation may purchase and maintain insurance on behalf of its directors, officers, employees, fiduciaries and agents against liability asserted against or incurred by such persons in any such capacity.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the Exhibit Index which appears on Page 6.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on the 28th day of October, 2005.

APPLIED FILMS CORPORATION By: /s/ Thomas T. Edman —————————————— Thomas T. Edman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas T. Edman and Lawrence D. Firestone, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 28, 2005, by the following persons in the capacities indicated.

Signatures	Title

/s/ Thomas T. Edman Thomas T. Edman	Director, President, and Chief Executive Officer (principal executive officer)

/s/ Lawrence D. Firestone Lawrence D. Firestone	Chief Financial Officer, Treasurer, Senior Vice President and Secretary (principal fianancial and accounting officer)

/s/ Richard P. Beck Richard P. Beck	Director, Chairman of the Board of Directors

/s/ Allen Alley Allen Alley	Director

/s/ John S. Chapin John S. Chapin	Director

/s/ Gerald J. Laber Gerald J. Laber	Director

/s/ Vincent Sollitto Vincent Sollitto	Director

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement:

Exhibit Number	Description of Document

4.1	Amended and Restated Articles of Incorporation of Applied Films Corporation, as amended, and incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K dated January 16, 2001

4.2	Amended and Restated Bylaws of Applied Films Corporation, and incorporated by reference to Exhibit 3.2 of Registrant’s Annual Report on Form 10-K for the year ended July 2, 2005.

4.3	Amended and Restated Applied Films Corporation Long-Term Incentive Plan incorporated by reference to Exhibit B to the Applied Films Corporation Proxy Statement for the Annual Meeting held October 28, 2005.

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP with respect to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney - included on page 5 hereof